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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. *)

				      AUSPEX SYSTEMS, INC.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						  052116100
						(CUSIP Number)

						March 11, 1999
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
					/___/	Rule 13d-1(b)
					/_X_/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)			Page 1 of 11

CUSIP No. 052116100

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	West Highland Capital, Inc.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				1,551,500
	 REPORTING			---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,551,500
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,551,500
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO and IA
----------------------------------------------------------------
					Page 2 of 11

CUSIP No. 052116100

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Estero Partners, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				1,385,019
	 REPORTING			---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,385,019
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,385,019
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.3%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO
----------------------------------------------------------------
					Page 3 of 11

CUSIP No. 052116100

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Lang H. Gerhard
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				1,551,500
	 REPORTING			---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,551,500
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,551,500
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------
					Page 4 of 11

CUSIP No. 052116100

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	West Highland Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				1,126,415
	 REPORTING			---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						1,126,415
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,126,415
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.3%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------
					Page 5 of 11

CUSIP No. 052116100

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Buttonwood Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
	(a)/X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				258,604
	 REPORTING			---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						258,604
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	258,604
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	1.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------
					Page 6 of 11

CUSIP No. 052116100				13G

ITEM 1.

     (a)  The name of the issuer is Auspex Systems, Inc. (the
"Issuer").

     (b) The principal executive office of the Issuer is located at 2300 Central Expressway, Santa Clara, CA 95050.

ITEM 2.

     (a) The names of the persons filing this statement are West Highland Capital, Inc. ("WHC"), Lang H. Gerhard ("Gerhard"), Estero Partners, LLC ("LLC"), West Highland Partners, L.P. ("WHP") and Buttonwood Partners, L.P. ("BP") (collectively, the "Filers").

     (b) The principal business office of the Filers is located at 300 Drakes Landing Road, Suite 290, Greenbrae, CA 94904.

     (c) WHC is a California corporation, LLC is a California limited liability company, WHP and BP are California limited partnerships and Gerhard is a United States citizen.

     (d) This statement relates to shares of Common Stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 052116100.

CUSIP No. 052116100				13G

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the
Act (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of
the Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in
accordance with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of
the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

CUSIP No. 052116100				13G

ITEM 4.  OWNERSHIP.

See Items 5-9 and 11 of the cover sheet for each Filer.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

WHC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Gerhard is the sole shareholder of WHC and the Manager of LLC. WHC, LLC and Gerhard are the general partners of WHP and BP, which are investment limited partnerships. No single client of WHC holds more than five percent of the Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2(a) of this Schedule.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 052116100				13G

SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:	March 22, 1999

LANG H. GERHARD					WEST HIGHLAND PARTNERS, L.P.

By:	West Highland				By:	West Highland
	Capital, Inc.					Capital, Inc.
	Attorney-in-Fact				Attorney-in-Fact

	By:	/s/Bonnie George			By:	/s/Bonnie George
		Bonnie George					Bonnie George
		Chief Operating Officer			Chief Operating
									Officer

WEST HIGHLAND CAPITAL, INC.		BUTTONWOOD PARTNERS, L.P.

By:	/s/Bonnie George			By:	/s/Bonnie George
	Bonnie George					Bonnie George
	Chief Operating Officer			Chief Operating Officer

ESTERO PARTNERS, LLC

By:  West Highland Capital, Inc.
	Attorney-in-Fact
	By:	/s/Bonnie George
	Bonnie George
	Chief Operating Officer

CUSIP No. 052116100			13G

										EXHIBIT A

			AGREEMENT REGARDING JOINT FILING
			OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Intermedia Communications, Inc. and any other issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on
Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint West Highland Capital, Inc., a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on
Schedule 13D or 13G.

DATED:	May 22, 1998

  /s/ Lang H. Gerhard         	WEST HIGHLAND PARTNERS, L.P.
Lang H. Gerhard
							By:  /s/ Lang H. Gerhard
							Lang H. Gerhard
WEST HIGHLAND CAPITAL, INC.			General Partner

By:	  /s/ Bonnie George
	Bonnie George, Chief		BUTTONWOOD PARTNERS, L.P.
	Operating Officer
							By:  /s/ Lang H. Gerhard   ESTERO
PARTNERS, LLC				Lang H. Gerhard
								General Partner
By:	  /s/ Lang H. Gerhard
	Lang H. Gerhard
	Manager

CSR\2463\041\1036158.01